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                                                                     Exhibit 23

                          Independent Auditors' Consent

The Board of Directors
OraSure Technologies, Inc.:

     We consent to the incorporation by reference in the registration statements (No. 333-102235, No. 333-50340 and No. 333-48662) on Form S-8 and the
registration statement (No. 333-73498) on Form S-3 of OraSure Technologies, Inc. of our report dated January 27, 2003, with respect to the balance sheet of OraSure Technologies, Inc. as of December 31, 2002, and the related statements of operations, stockholders' equity and comprehensive loss, and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K of OraSure Technologies, Inc.

/s/ KPMG LLP


Philadelphia, Pennsylvania
March 31, 2003